Exhibit 99.1

Gladstone Capital Corporation Reports Results for the First Quarter Ended December 31, 2008

MCLEAN, Va.--(BUSINESS WIRE)--February 3, 2009--Gladstone Capital Corp. (NASDAQ: GLAD):

  Net Investment Income was $5.9 million or $0.28 per common share
  Net Decrease in Net Assets Resulting from Operations was ($9.1) million or ($0.43) per common share

Gladstone Capital Corp. (NASDAQ: GLAD) (the “Company”) today announced earnings for the first quarter ended December 31, 2008. All per share references are per basic and diluted weighted average common shares outstanding, unless otherwise noted.

Net Investment Income for the quarter ended December 31, 2008 was $5.9 million, or $0.28 per share, as compared to $7.3 million, or $0.43 per share, for the quarter ended December 31, 2007, a decrease in Net Investment Income of 19% and a decrease of 35% per share. Net Investment Income decreased primarily due to lower transaction fees (which are credited against our base management fees) and the amortization of deferred financing fees incurred in connection with certain amendments to the Company’s credit facility subsequent to December 31, 2007. The per share results were adversely impacted by the issuance of additional shares in a public offering subsequent to December 31, 2007. The proceeds of the offering were used to pay down the Company’s line of credit rather than being fully invested in income producing investments for the entire quarter ended December 31, 2008.

Net Decrease in Net Assets Resulting from Operations for the quarter ended December 31, 2008 was ($9.1) million, or ($0.43) per share, as compared to a Net Increase in Net Assets Resulting from Operations of $1.9 million, or $0.11 per share, for the quarter ended December 31, 2007. The reduction in Net Assets Resulting from Operations between the current and prior year periods is primarily due to the increase in net unrealized depreciation on the Company’s investment portfolio as well as realized losses on the sale of a syndicated loan. The per share results were also adversely impacted by the increase in weighted average shares outstanding from a public offering completed after December 31, 2007. The Company recorded net unrealized depreciation of $13.3 million for the quarter ended December 31, 2008, compared to net unrealized depreciation of $5.4 million for the quarter ended December 31, 2007. The Company’s investment portfolio was valued as of December 31, 2008 at a depreciated value due primarily to the general instability of the loan markets. The value of the Company’s portfolio is determined quarterly by its board of directors based in part on opinions of value provided by Standard and Poor’s Securities Evaluations, Inc. (“SPSE”) and by internally-developed discounted cash flow methodologies. The aggregate investment portfolio decreased in fair value by approximately 3.2% during the quarter ended December 31, 2008. Although the investment portfolio has depreciated, the entire portfolio was fair valued at 85% of cost as of December 31, 2008. The unrealized depreciation of the Company’s investments does not have an impact on its current ability to pay distributions to stockholders, although it may be an indication of future realized losses, which could ultimately reduce the Company’s income available for distribution.

Total assets were $403.0 million at December 31, 2008, as compared to $425.7 million at September 30, 2008. Net asset value was $12.04 per actual common share outstanding at December 31, 2008, as compared to $12.89 per actual common share outstanding at September 30, 2008.

The annualized weighted average yield on the Company’s portfolio, excluding cash, was 9.8% for the quarter ended December 31, 2008, as compared to 11.0% for the quarter ended December 31, 2007. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. Recent reductions in interest rates in the financial markets (LIBOR rates) have reduced the Company’s income on its variable rate investments, as well as three investments being on non-accrual during the quarter ended December 31, 2008, have negatively impacted financial results. Specifically, the Company experienced a decrease in LIBOR on approximately $57.7 million in syndicated loans that have their rate based on LIBOR without a rate floor. The effect of the decrease in LIBOR has been mitigated by the presence of a rate floor on most of the other loans held in the Company’s portfolio that it has originated.

For the quarter ended December 31, 2008, the Company reported the following activity:

  Funded approximately $8.7 million of new investments to existing portfolio companies;
  Received principal repayments of approximately $14.9 million, which included scheduled principal payments and full repayments;
  Received investment sale proceeds of approximately $2.2 million; and
  Paid monthly cash distributions of $0.14 per share for each of the months of October, November and December 2008.

At December 31, 2008, the Company had investments in 61 private companies with an aggregate cost basis of $450.8 million and an aggregate fair value of $384.6 million, as noted in the following table.

	December 31, 2008
	Cost	Fair Value
	(in thousands)
Senior Term Debt	$288,204	$247,886
Senior Subordinated Term Debt	157,532	134,694
Preferred & Common Equity Securities	5,033	1,998
Total Investments	$450,769	$384,578

“While we believe the longer-term prospects for our portfolio companies remain good, the instability of the financial and lending markets continue to make forecasting the future more difficult. Additionally, the economic downturn makes closing of new investments more difficult to undertake,” said Chip Stelljes, President and Chief Investment Officer. “We were disappointed by the $13.3 million devaluation of the portfolio during the quarter, but remain confident that the devaluation is primarily reflective of the broader market for loans rather than any substantial change in our portfolio. We expect the majority of the portfolio to continue paying as agreed, although we are watching carefully the underlying portfolio companies’ revenues and backlogs as we move through this economic and financial cycle.”

Subsequent to December 31, 2008, the Company:

  Funded approximately $4.2 million of new investments to existing portfolio companies;
  Received approximately $3.7 million of repayments, including scheduled amortizations and repayments; and
  Declared monthly cash distributions of $0.14 per common share for each of the months of January, February and March 2009.

The financial statements below are without footnotes. The Company has filed a Form 10-Q today for the quarter ended December 31, 2008 with the Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s web site at www.GladstoneCapital.com. A paper copy can be obtained free of charge by writing to us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

The Company will hold a conference call Wednesday, February 4, 2009 at 8:30 am EST. Please call (877) 407-8031 to enter the conference. An operator will monitor the call and set a queue for the questions. A replay of the conference call will be available through March 4, 2009. To hear the replay, please dial (877) 660-6853, access playback account 286 and use ID code 309391. The replay will be available approximately two hours after the call concludes.

The live audio broadcast of Gladstone Capital's quarterly conference call will be available online at www.GladstoneCapital.com and www.investorcalendar.com. The event will be archived and available for replay on the Company’s website through May 4, 2009.

For further information contact Investor Relations at 703-287-5893.

This press release may include statements that may constitute "forward-looking statements," including statements with regard to the future performance of the Company. Words such as "should," “could,” "believes," "feel," "expects," “confident,” "projects," "strive," "goals," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk factors" of the Company's Form 10-K for the fiscal year ended September 30, 2008, as filed on December 2, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, as filed on February 3, 2009. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF ASSETS & LIABILITIES
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	December 31, 2008	September 30, 2008
ASSETS
Non-Control/Non-Affiliate investments (Cost 12/31/08: $437,657; 9/30/08: $448,356)	$384,012	$407,153
Control investments (Cost 12/31/08: $13,112; 9/30/08: $12,514)	566	780
Total investments at fair value (Cost 12/31/08: $450,769; 9/30/08: $460,870)	384,578	407,933
Cash	5,756	6,493
Interest receivable – investments in debt securities	2,762	3,588
Interest receivable – employees	15	91
Due from custodian	7,303	4,544
Deferred financing fees	1,208	1,905
Prepaid assets	321	306
Other assets	1,044	838
TOTAL ASSETS	$402,987	$425,698

LIABILITIES
Accounts payable	$8	$8
Interest payable	544	646
Fee due to Administrator	227	247
Fees due to Adviser	725	457
Borrowings under line of credit	146,470	151,030
Accrued expenses and deferred liabilities	1,147	1,328
Funds held in escrow	76	234
TOTAL LIABILITIES	149,197	153,950
NET ASSETS	$253,790	$271,748

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 50,000,000 shares authorized and 21,087,574 shares issued and outstanding at December 31, 2008 and September 30, 2008	$21	$21
Capital in excess of par value	334,140	334,143
Notes receivable – employees	(9,170)	(9,175)
Net unrealized depreciation on investments	(66,191)	(52,937)
Unrealized depreciation on derivative	(304)	(304)
Distributions in excess of net investment income	(4,706)	-
TOTAL NET ASSETS	$253,790	$271,748
NET ASSETS PER SHARE	$12.04	$12.89

GLADSTONE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,
	2008	2007
INVESTMENT INCOME
Interest income – Non-Control/Non-Affiliate investments	$11,661	$11,125
Interest income – Control investments	20	14
Interest income – Cash	10	144
Interest income – Notes receivable from employees	117	118
Total investment income	11,808	11,401

EXPENSES
Interest expense	2,461	2,356
Loan servicing fee	1,623	1,381
Base management fee	434	578
Incentive fee	1,176	1,461
Administration fee	227	212
Professional fees	313	129
Amortization of deferred financing fees	719	74
Stockholder related costs	89	120
Directors fees	48	54
Insurance expense	57	54
Other expenses	66	65
Expenses before credit from Adviser	7,213	6,484
Credit to base management and incentive fees from Adviser	(1,286)	(2,386)
Total expenses net of credit to base management and incentive fees	5,927	4,098

NET INVESTMENT INCOME	5,881	7,303

REALIZED AND UNREALIZED (LOSS) GAIN
ON INVESTMENTS AND DERIVATIVE:
Net realized loss on sale of investments	(1,731)	-
Realized gain on settlement of derivative	-	6
Net unrealized depreciation on derivative	-	(11)
Net unrealized depreciation on investments	(13,253)	(5,398)
Net loss on investments	(14,984)	(5,403)

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(9,103)	$1,900

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$(0.43)	$0.11

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	21,087,574	16,953,703

GLADSTONE CAPITAL CORPORATION
FINANCIAL HIGHLIGHTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA)
(UNAUDITED)

	Three Months Ended December 31,
	2008	2007
Per Share Data (1)
Net asset value at beginning of period	$12.89	$14.97
Income from investment operations:
Net investment income (2)	0.28	0.43
Net realized loss on sale of investments (2)	(0.08)	-
Net unrealized depreciation on investments (2)	(0.63)	(0.32)
Total from investment operations	(0.43)	0.11

Distributions to stockholders (3)	(0.42)	(0.42)
Issuance of common stock under shelf offering	-	0.44
Offering costs	-	(0.02)
Net asset value at end of period	$12.04	$15.08

Per share market value at beginning of period	$15.24	$19.52
Per share market value at end of period	$8.09	$17.01
Total return (4)(5)	(44.09)%	(10.86)%
Shares outstanding at end of period	21,087,574	17,637,574

Statement of Assets and Liabilities Data:
Net assets at end of period	$253,790	$266,032
Average net assets (6)	$262,001	$265,360
Senior Securities Data:
Borrowings under line of credit	$146,470	$161,831
Asset coverage ratio (7)(8)	273%	264%
Asset coverage per unit (8)	$2,733	$2,644
Ratios/Supplemental Data:
Ratio of expenses to average net assets-annualized (9)	11.01%	9.77%
Ratio of net expenses to average net assets-annualized (10)	9.05%	6.18%
Ratio of net investment income to average net assets-annualized	8.98%	11.01%
(1)	Based on actual shares outstanding at the end of the corresponding period.
(2)	Based on weighted average basic per share data.
(3)	Distributions are determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under accounting principles generally accepted in the United States of America.
(4)	Total return equals the change in the ending market value of the Company’s common stock from the beginning of the period taking into account distributions reinvested in accordance with the terms of the Company’s dividend reinvestment plan. Total return does not take into account distributions that may be characterized as a return of capital.
(5)	Amounts were not annualized.
(6)	Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.
(7)	As a business development company, the Company is generally required to maintain a ratio of at least 200% of total assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings.
(8)	Asset coverage ratio is the ratio of the carrying value of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per $1,000 of indebtedness.
(9)	Ratio of expenses to average net assets is computed using expenses before credits from Adviser to the base management and incentive fees and including income tax expense.
(10)	Ratio of net expenses to average net assets is computed using total expenses net of credits from Adviser to the base management and incentive fees and including income tax expense.

CONTACT:
Gladstone Capital Corp.
Kerry Finnegan, 703-287-5893